Exhibit 99.1

SAVARA REPORTS SECOND QUARTER 2017 FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATE

On track to initiate Phase 3 study of AeroVanc in Q3 2017

On track to complete enrollment of Aironite Phase 2 INDIE study in Q4 2017

On track to complete enrollment in Molgradex Phase 3 IMPALA study in Q1 2018

AUSTIN, TX – August 9, 2017 - Savara Inc. (NASDAQ: SVRA), a clinical-stage specialty pharmaceutical company focused on the development and commercialization of novel therapies for the treatment of serious or life-threatening rare respiratory diseases, today reported financial results for the quarter ended June 30, 2017 and provided a business update.

Business Update

•	On track to complete enrollment in the Molgradex Phase 3 IMPALA study in Q1 2018. The IMPALA study is evaluating our inhaled formulation of granulocyte-macrophage colony-stimulating factor, or GM-CSF, for the treatment of pulmonary alveolar proteinosis, or PAP. More than 50 of the required 90 patients have been enrolled, with enrollment expected to complete in Q1 2018 and top-line data anticipated by the end of 2018.

•	On track to initiate the Phase 3 study of AeroVanc, now referred to as the AVAIL study, in Q3 2017. The AVAIL study is evaluating our inhaled formulation of vancomycin for the treatment of MRSA infection in people with Cystic Fibrosis. Initiation of the study is anticipated in Q3 2017.

•	On track to complete enrollment of the Aironite Phase 2 INDIE study in Q4 2017. The INDIE study is evaluating our inhaled sodium nitrite in heart failure with preserved ejection fraction, or HFpEF. The study is being conducted by the Heart Failure Clinical Trial Network with grant support from the NHLBI. Top-line results from the INDIE study are anticipated in 1H 2018.

•	On track to announce our indication expansion plans for Molgradex this quarter. We continue to expect to announce details related to a pilot Phase 2 study which will evaluate our inhaled GM-CSF in a rare difficult to treat lung infection later in Q3.

“We are building Savara to be a leading specialty pharmaceutical company addressing a range of rare respiratory diseases and I am very excited about our continued strong progress,” stated Rob Neville, Chief Executive Officer of Savara. “After the closing of our recent equity financing and draw down of the second tranche of $7.5 million under our loan agreement with Silicon Valley Bank, we are now well capitalized to execute our clinical development programs as well as to support our continued growth. As we have done to date, we remain committed to rapid development supported by efficient use of capital.”

Second Quarter Financial Results

Savara’s net loss attributable to common shareholders for the three months ended June 30, 2017 was $12.5 million, or $.90 per share, compared with a net loss attributable to common shareholders of $2.1 million, or $1.97 per share, for the second quarter of 2016, which represents the historical financial information of the private company Savara Inc., and not that of Mast Therapeutics, Inc. which completed a reverse merger with Savara Inc. on April 27, 2017.

Research and development expenses were $4.2 million for the three months ended June 30, 2017, compared with $1.3 million for the second quarter of 2016. The increase was primarily due to the funding of the Molgradex Phase 3 study, which we acquired from Serendex A/S in July 2016, and costs associated with our AeroVanc program.

General and administrative expenses for the three months ended June 30, 2017 were $5.1 million, compared with $0.6 million for the second quarter of 2016. The increase was primarily due to expense related to the change in fair value of the contingent consideration associated with the Serendex acquisition; and legal, accounting, and transaction costs related to the merger with Mast on April 27, 2017, as well as the inclusion of general and administrative costs associated with Serendex since July 2016.

As of June 30, 2017, Savara had cash and cash equivalents of approximately $61.1 million. The Company’s operating expenses for the second quarter of 2017 were approximately $9.3 million. Savara ended the second quarter of 2017 with approximately $14.6 million in debt.

About Savara

Savara Inc. is a clinical-stage specialty pharmaceutical company focused on the development and commercialization of novel therapies for the treatment of serious or life-threatening rare respiratory diseases. Savara’s pipeline comprises Molgradex, a Phase 3 stage inhaled granulocyte-macrophage colony-stimulating factor, or GM-CSF for PAP, AeroVanc, an inhaled vancomycin for MRSA infection in Cystic Fibrosis in preparation for Phase 3, and Aironite, an inhaled sodium nitrite for HFpEF in Phase 2 development. Savara’s strategy involves expanding its pipeline of potentially best-in-class products through indication expansion, strategic development partnerships and product acquisitions, with the goal of becoming a leading company in its field. Savara’s management team has significant experience in orphan drug development and pulmonary medicine, in identifying unmet needs, developing and acquiring new product candidates, and effectively advancing them to approvals and commercialization. More information can be found at www.savarapharma.com. (Twitter: @SavaraPharma)

Forward Looking Statements

Savara cautions you that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Such statements include, but are not limited to, statements relating to the timing and enrollment of our Molgradex Phase 3 IMPALA study, the timing of our AeroVanc Phase 3 AVAIL study, the timing and enrollment of our Aironite Phase 2 INDIE study, being on track to announce our indication expansion plans for Molgradex this quarter, building Savara to be a leading specialty pharmaceutical company, being excited about our continued strong progress, being well capitalized to execute our clinical development programs as well as to support our growth and remaining committed to rapid development supported by efficient use of capital. Savara may not actually achieve any of the matters referred to in such forward looking statements, and you should not place undue reliance on these forward-looking statements. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Savara’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with the outcome of our ongoing clinical trials for our product candidates, the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources for Savara’s operations and to conduct or continue planned clinical development programs, the ability to obtain the necessary patient enrollment for our product candidates in a timely manner, the timing and ability of Savara to raise additional equity capital to fund continued operations; the ability to successfully develop our product candidates, and the risks associated with the process of developing, obtaining regulatory approval for and commercializing drug candidates such as Molgradex, AeroVanc and Aironite that are safe and effective for use as human therapeutics. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. For a detailed description of our risks and uncertainties, you are encouraged to review our documents filed with the SEC including our recent filings on Form 8-K, Form 10-K and Form 10-Q. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Savara undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Contact:

Savara Inc.

Ioana C. Hone (ir@savarapharma.com)

(512) 961-1891

Savara Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2017	2016	2017	2016
Total net revenue	$—	$—	$—	$—
Operating expenses:
Research and development	4,164	1,290	7,111	2,552
General and administration	5,088	608	6,924	953
Depreciation and amortization	91	85	181	170

Total operating expenses	9,343	1,983	14,216	3,675

Loss from operations	$(9,343)	$(1,983)	$(14,216)	$(3,675)
Interest and other (expense)/income, net	(2,631)	(68)	(2,968)	(53)

Loss before income taxes	$(11,974)	$(2,051)	$(17,184)	$(3,728)

Income tax benefit	470	—	707	—

Net loss	$(11,504)	$(2,051)	$(16,477)	$(3,728)

Other expenses attributable to common shareholders	(958)	(2)	(982)	(26)

Net loss attributable to common shareholders	$(12,462)	$(2,053)	$(17,459)	$(3,754)

Net loss per share - basic and diluted	$(0.90)	$(1.97)	$(2.06)	$(3.63)

Weighted average shares - basic and diluted	13,808	1,044	8,465	1,035

Savara Inc. and Subsidiaries

Balance Sheet data

(In Thousands)

(Unaudited)

	June 30,	December 31,
	2017	2016
Cash, cash equivalents and investment securities	$61,333	$13,373
Working capital	55,536	11,158
Total assets	125,770	28,934
Total liabilities	46,001	20,948
Redeemable convertible preferred stock	—	43,861
Stockholders equity (deficit)	79,769	(35,875)

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